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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

           [ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
                  [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

         For Period Ended:               March 31, 1996

         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:_______________________________________

________________________________________________________________________________

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Item 8, Part II, Financial Statements.

PART I - REGISTRANT INFORMATION

________________________________________________________________________________

         Full Name of Registrant:  Medizone International, Inc.
         Former Name if Applicable:  (originally, Madison Funding, Inc.)
            123 East 54th Street

         Address of Principal Executive Office (Street and Number)
            New York, New York  10022
         City, State and Zip Code

________________________________________________________________________________


PART II - RULES 12b-25(b) AND (c)

________________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) the following should be completed. (Check box if appropriate).

[ X ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
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[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
has been attached if applicable.

________________________________________________________________________________

PART III - NARRATIVE

________________________________________________________________________________

Certain of the financial information required to be included in the registrant's quarterly report on Form 10-Q for the period ended March 31, 1996 could not be obtained in a timely manner without the unreasonable expense and effort on the part of the registrant.

________________________________________________________________________________

PART IV - OTHER INFORMATION

________________________________________________________________________________

         (1) Name and telephone number of person to contact in regard to this notification
      Andrew E. Goldstein, Esq.                        (212)  826-2000
            (Name)                              (Area Code)   (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                           [ X ] Yes    [   ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                           [   ] Yes    [ X ] No

         If so; attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          Medizone International, Inc.
                   (Name of Registrant as specific in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   May 15, 1996                 By     /s/ Arthur P. Bergeron
                                      ----------------------------------------
                                        Arthur P. Bergeron, Vice President,
                                        Treasurer and Chief Financial Officer